SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2005

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-380981
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

475 Industrial Drive, West Chicago, Illinois		60185
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.       Entry into a Material Definitive Agreement.

On September 8, 2005, we entered into a financial advisory services agreement with JAS Financial Services, LLC.  Pursuant to the agreement, JAS will assist our board of directors in the development of strategic alternatives to maximize our shareholder value; in the evaluation, identification and execution of sale, merger or financing transaction strategies; and in the valuation, structuring and negotiation of transactions and related financings.  For such services, we will pay JAS a total of $92,500 through December 31, 2005; issue a five-year warrant for 50,000 shares of our common stock at an exercise price equal to the lower of the market price on the date of the agreement or the five-day average preceding the date of the agreement (which resulted in an exercise price of $0.94 per share); and provide success fees for transactions that are either closed or that are approved by our board of directors but do not close.  James A. Skelton, who resigned from our Board of Directors on August 19, 2005, is a principal of JAS Financial Services, LLC.

            The foregoing summary description of the agreement is qualified in its entirety by reference to the terms of the agreement, which was filed as an exhibit to our post-effective amendment no. 1 to registration statement on Form SB-2/A filed September 15, 2005.

Section 3 - Securities and Trading Markets

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

To maintain the listing of our common stock on the NASDAQ SmallCap Market, we must maintain compliance with their continuing listing requirements.  NASDAQ’S continuing listing requirements require that our common stock must not fall below a minimum closing bid price of $1.00 per share for any period of 30 consecutive business days.  On September 9, 2005, NASDAQ sent us notice that our common stock failed to meet such minimum closing bid price for 30 consecutive business days.  NASDAQ has provided us 180 calendar days (until March 8, 2006) for our minimum closing bid price to exceed $1.00 per share for a minimum of ten consecutive business days.  If it does so, NASDAQ will then deem us to be in compliance with the rule.  If the closing bid price does not exceed $1.00 per share for a minimum of ten consecutive business days prior to March 8, 2006, depending on our compliance with other listing standards, NASDAQ may provide an additional 180-day period or it may delist our common stock at that time.

            In addition, Nasdaq’s continuing listing requirements include a minimum tangible net worth of $2.5 million.  Our current forecasts estimate that we will not be able to maintain this minimum tangible net worth through the 2005 third quarter without obtaining additional equity financing.

The continuing listing requirements also require that, on and after July 31, 2005, we must have a minimum of three members on the audit committee of our board of directors, all of which must meet the definition of independence contained within NASDAQ’s rules.  On the date of this prospectus, our audit committee consists of two members, who qualify as independent, and none of our other directors meet such definition of independence.  Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), we will be provided a cure period until the earlier of our next annual shareholders' meeting or June 29, 2006, in order to regain compliance.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

Exhibit                                    Description

99.1                Letter from Nasdaq Stock Market Listing Qualifications Department, dated September 9, 2005

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

                                                                                                       M-WAVE, INC.

(Registrant)

                                                                                                By         /s/ Joseph A. Turek

                                                                                                            Joseph A. Turek

                                                                                                            Chief Executive Officer

Dated: September 15, 2005